EXHIBIT 16.1

December 28, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Airship AI Holdings, Inc. (formerly BYTE Acquisition Corp.) under Item 4.01(a) of its Form 8-K dated December 28, 2023. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Airship AI Holdings, Inc. (formerly BYTE Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp